Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
724 Solutions Inc.

We consent to the incorporation by reference in the registration statements (No. 333-125011, 333-98837, 333-55760, 333-42142) on Form S-8 of 724 Solutions Inc. of our report dated March 30, 2006 relating to the consolidated balance sheets of 724 Solutions Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of 724 Solutions Inc.  Our report refers to a change to the accounting for stock based compensation.

/s/ KPMG LLP

Chartered Accountants
Toronto, Ontario
March 30, 2006.